UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2015

RLI Corp.

(Exact name of registrant as specified in its charter)

Illinois	001-09463	37-0889946

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9025 North Lindbergh Drive, Peoria, IL	61615

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (309) 692-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                             Entry into a Material Definitive Agreement.

Sale of RLI Indemnity Company as Shell

On May 27, 2015, RLI Insurance Company (“RLI”) and its affiliate Mt. Hawley Insurance Company (“Mt. Hawley”) entered into a Stock Purchase Agreement with Clear Blue Financial Holdings, LLC (“Clear Blue”), pursuant to which Mt. Hawley agreed to sell RLI Indemnity Company (“RLI Indemnity”) to Clear Blue in exchange for $7.5 million to be paid in cash at closing.  RLI is guaranteeing certain obligations of Mt. Hawley in the transaction.  RLI, Mt. Hawley and RLI Indemnity are all wholly-owned insurance subsidiaries of RLI Corp.

RLI Indemnity, currently with minimal assets and written premium, is a wholly-owned subsidiary of Mt. Hawley, and is being sold as a “shell.”  After closing, RLI will reinsure all RLI Indemnity bond and insurance liabilities, adjust claims, and service the remaining in-force policies and bonds until they terminate or are moved into RLI.

The transaction is structured as a sale of the stock of RLI Indemnity by Mt. Hawley, which is subject to insurance department regulatory approval, and expected to close promptly after such approvals are secured. Terms and conditions of the transaction are set forth in the Stock Purchase Agreement, attached as an exhibit hereto, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated May 27, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLI CORP.

Date: June 1, 2015	By: /s/ Daniel O. Kennedy
Daniel O. Kennedy
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Stock Purchase Agreement, dated May 27, 2015